AUXILIO, INCORPORATED
                                                         Moderator: Paul Anthony
                                                           05-19-06/3:00 p.m. CT
                                                          Confirmation # 7345534
                                                                          Page 1

                              AUXILIO, INCORPORATED

                             Moderator: Paul Anthony
                                  May 19, 2006
                                  3:00 p.m. CT



Operator:   Good day everyone and welcome to the Auxilio first quarter 2006 results conference call. Today's call is being recorded.

            At this time, I would like to turn the call over to Mr. Paul Anthony. Please go ahead, sir.

Paul Anthony:Thank you. Welcome to Auxilio's 2006 first quarter earnings conference call. My name is Paul Anthony, CFO for Auxilio.

            Before we get under way, I need to make the following statements. Certain matters discussed today or answers that may be given to questions asked could constitute forward looking statements related to Auxilio's future financial or business performance.

            Those actual results could differ materially from those anticipated in these forward looking statements. The company cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements and should not be relied upon by investors when making investment decisions.
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                                                           AUXILIO, INCORPORATED
                                                         Moderator: Paul Anthony
                                                           05-19-06/3:00 p.m. CT
                                                          Confirmation # 7345534
                                                                          Page 2

            Statements made on this conference call should be considered in conjunction with the company's annual report on form 10K for 2005, the company's subsequent annual reports on form 10K including the reports on form 10Q and reports on form AIK which are located at www.sec.gov and may be requested from Auxilio.

            This call is being taped and will be available for rebroadcast. Information on how to access the rebroadcast is set forth in the company's earnings release for the first quarter ended March 31st, 2006 which was issued on May 16th, 2006.

            Here's how the call will go. Our Chief Executive Officer Joe Flynn will make some comments regarding the results from the quarter ended March 31st, 2006 and he will then discuss the progress we've made in growing the company and we'll touch upon some recent developments. Once Mr. Flynn's presentation is over we will open the call up to any questions you may have.

            With that in mind, I would like to turn the call over to Joe Flynn our CEO.

Joe Flynn:  Thank you, Paul. Good afternoon. On May 16th, 2006, we released financial results for the first quarter ended March 31, 2006.

            Consolidated revenue for the first quarter of 2006 was approximately $2 million 1.3 million higher than last year. The increase in revenue is a result of a large sale of $690 thousand that we closed in the first quarter of 2006 and an increase in reoccurring revenue contracts related to the three new customers that we signed at the end of 2005.

            Gross margin was three percent for the first quarter of 2006 versus one percent for 2005. Improvement is a result of the 2005 effort to streamline our service and support organization offset by implementation costs related to California Pacific Medical Center, Saint Joseph Hospital in Orange and the Saint Barnabas Health Care Systems.
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                                                           AUXILIO, INCORPORATED
                                                         Moderator: Paul Anthony
                                                           05-19-06/3:00 p.m. CT
                                                          Confirmation # 7345534
                                                                          Page 3

            We anticipate margins to remain low in the second quarter due to the continued implementation costs associated with Saint Barnabas and Saint Jo launch.

            Selling and marketing expenses was $511 thousand for the quarter compared to 440 thousand for Q1 of 2005. The increase in sales and marketing expenses in 2006 is a result of additional head counts to support our continued business development effort and a stock based compensation charge for approximately $58 thousand in 2006 related to a new requirement in 2006 in accordance with FAS 123R.

            G and A expense was $657 thousand for the quarter an increase of 173 thousand from the first quarter of last year. The increase was a result of higher legal and accounting fees, an increase in administrative staff in 2006 to support the growth of the company's customer base and a stock base compensation charge for approximately $114 thousand in 2006. We expect G and A to remain flat for the next quarter.

            Net loss for the quarter was 1.2 million or seven cents per share--per share fully diluted compared to $625 thousand or four cents per share fully diluted for the first quarter of last year.

            First quarter of 2006 was a great success for Auxilio both in expanding operations in California and closing the contract with Saint Barnabas Health Care Systems. In the first quarter we successfully implemented our image management services programs at the three campuses of California, Pacific Medical Center in San Francisco and Saint Josephs Hospital in Orange California.

            In addition to these very large implementations in early March we closed a five year contract with Saint Barnabas Health Care System which includes seven hospitals and a number of administrative and medical office buildings.
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                                                           AUXILIO, INCORPORATED
                                                         Moderator: Paul Anthony
                                                           05-19-06/3:00 p.m. CT
                                                          Confirmation # 7345534
                                                                          Page 4

            This contract will expand our monthly recurring service revenues in excess of approximately $350 thousand per month or $1 million per quarter and provide credibility for Auxilio with other health care systems both on the east coast and in other parts of the United States.

            Paul and I are now available to fill any questions you may have. Operator, would you please open the call to questions.

Operator:   Be happy to. Thank you. Our question and answer session is conducted electronically. If you would like to signal to ask a question, you can do so by pressing the star key followed by the digit one on your touch-tone phone. Again, that's star one. Please make sure that you haven't muted yourself. If you are muted that will block your signal. So again, star one if you would like to signal to ask a question. I will pause for a moment.

            And gentlemen we do have a question in the queue. This is Jeff Bash. Please go ahead, sir.

Jeff Bash:  Hi.  Could you give us a guess as to how far from (Castro) positive you might be in terms of time?

Joe Flynn:  Paul, do you want to take this?

Paul Anthony: Yes. This is Paul. I expectation again is we're targeting, you know,(Castro) positive by the end of the year; some time in late fourth quarter. Our target is to hopefully close somewhere between seven and eight additional hospitals which will get us there.

Jeff Bash:  Are you finding this is adequate to deal with the situation meanwhile?

Paul Anthony: Yes, we are.  With the recent funding from (Laurus) that provides us sufficient time to get there.

Jeff Bash:    OK.  Thank you.

Operator:   And once again, that is star one to signal if you would like to ask a question. And we'll pause for a moment to give everyone a chance to signal. Star one and again please make sure you haven't muted yourself.

            Gentlemen, I have not other questions at this time.

Paul Anthony:Thank you very much.

Joe Flynn:   Thank you.

Operator:   ((inaudible)) that does conclude our call. We do appreciate your participation. At this time you may disconnect. Thank you.

                                       END